EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated March 7, 1997 (except with respect to the matters discussed in Note 12, as to which the date is April 30, 1997) on our audits of the consolidated balance sheets and statements of operations, shareholders' equity and cash flows as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and to all references to our firm included in or made a part of this registration statement.

/s/  ARTHUR ANDERSEN LLP
Houston, Texas
April 30, 1997